Exhibit 8.1

Date:	June 17, 2025

To:	HAMCO VENTURES LIMITED (the “Company”)

Mandar House, 3rd Floor

Johnson’s Ghut, Tortola

British Virgin Islands

RE: Legal Opinion Regarding Certain PRC Legal Matters

Dear Sirs or Madams,

We are lawyers qualified in the People’s Republic of China (the “PRC” or “China”, which, for purposes of this opinion only, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan, except as otherwise provided in this opinion) and as such are qualified to issue this opinion on the laws and regulations of the PRC currently in effect and publicly available as of the date hereof (the “PRC Laws”).

We are acting as the PRC counsel to the Company regarding certain matters as set forth in the Company’s registration statement on Form F-1 including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) relating to the initial public offering (the “Offering”) of up to 2,000,000 ordinary shares (the “Ordinary Shares”) of a par value of US$0.00001 each of the Company on the OTC Pink marketplace of OTC Markets, Inc..

A.       Assumptions

In rendering this opinion, we have examined copies of the Registration Statement and certain factual statements provided by the Company (collectively the “Documents”) as we have considered necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established or verified by us, we have relied upon appropriate representatives of the Company. In giving this opinion, we have made the following assumptions (where applicable) without further enquiry (the “Assumptions”):

(1)	all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(2)	each of the parties to the Documents, (i) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, (ii) if an individual, has full capacity for civil conduct; each of them has full power and authority to execute, deliver and perform its, her or his obligations under the Documents to which it, she or he is a party in accordance with the laws of its jurisdiction of organization and/or the laws that it, she or he is subject to;

(3)	the Documents presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this opinion;

(4)	the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(5)	all requested Documents have been provided to us and all factual statements made to us by the Company in connection with this opinion, including but not limited to the statements set forth in the Documents, are true, correct and complete;

(6)	all explanations and interpretations provided by government officials duly reflect the official position of the relevant PRC governmental agencies and are complete, true and correct;

(7)	each of the Documents is legal, valid, binding and enforceable in accordance with their respective governing laws in any and all respects;

(8)	all consents, licenses, permits, approvals, exemptions or authorizations required by, and all required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under the Registration Statement and the Documents have been obtained or made, and are in full force and effect as of the date thereof; and

(9)	no activity relating to the offer, issuance or sale of the Ordinary Shares has been or will be conducted by the Company directly or indirectly within the PRC.

B.	Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows.

“CAC”	means the Cyberspace Administration of China.

“CSRC”	means the China Securities Regulatory Commission.

“PRC Laws”	means all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and judicial interpretations of the PRC currently in effect and publicly available on the date of this opinion.

C.	Opinions

As confirmed by the Company, as of the date of this opinion (i) the Company does not, directly or indirectly, own or control any PRC entity or subsidiary, nor is it controlled by any PRC company or individual directly or indirectly; (ii) the Company and its subsidiaries do not have any business operations in the PRC; (iii) the Company currently does not have or intend to set up any subsidiary or enter into any contractual arrangements to establish a variable interest entity structure with any entity in the PRC; (iv) none of the clients and suppliers of the Company and its subsidiaries are located in the PRC; (v) the Company has not generated revenues or profits from the PRC in the most recent accounting year accounts for more than 50% of the corresponding figure in its audited consolidated financial statements for the same period; (vi) the officers and all members of the board of directors of the Company are not PRC citizens or have their usual place(s) of residence located in the PRC; (vii) the Company and its subsidiaries possess personal information of less than 1 million individuals in the PRC (for the purpose of this clause (vii) only, including the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and do not possess any core data or important data of the PRC, or any information which affects or may affect national security of the PRC; and (viii) the Company does not place any reliance on collection and processing of any personal information to maintain its business operation; (ix) data processed in the Company’s business should not have a bearing on national security nor affect or may affect national security; and (x) neither the Company nor its subsidiaries have been informed by any PRC governmental authority of being classified as “operator of critical information infrastructure” or “data processor” that is subject to CAC cybersecurity review (collectively, “Company’s Confirmation”).

Based on the Company’s Confirmation, the Assumptions and subject to the Qualifications (as defined below), except as disclosed in the Registration Statement, as of the date hereof, we are of the opinion that:

(1)	The Company and its subsidiary are currently not required to obtain any permission or approval from the CSRC, the CAC, or any other PRC governmental agency to operate its business.

(2)	The Offering and the listing of the Ordinary Shares on the OTC Pink marketplace do not require any permission or approval from the CSRC, the CAC, or any other PRC governmental agency.

(3)	In the event that (i) the PRC government expanded the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC or any other PRC authorities and that the Company is required to obtain such permissions or approvals; or (ii) the Company inadvertently concluded that relevant permissions or approvals were not required or that it did not receive or maintain relevant permissions or approvals required, its operations in Hong Kong and its ability to Offering or continue to Offer securities to investors could significantly be limited or completely hindered. In addition, if applicable PRC laws, regulations, or interpretations change such that the Company is required to obtain approval in the future and it fails to obtain such approval on a timely basis, it may be subject to governmental investigations, fines and penalties, proceedings against the Company, and other forms of sanctions, which could result in a material adverse change in the Company’s operations, significantly limit or completely hinder its ability to conduct its business or accept foreign investments, ability to offer or continue to offer Ordinary Shares to investors or list on the U.S. or other overseas exchange may be restricted. The CSRC, the CAC, or other PRC regulatory agencies also may take actions requiring the Company, or making it advisable for the Company, to halt this Offering before settlement and delivery of its Ordinary Shares. In addition, if the CSRC, the CAC, or other regulatory PRC agencies later promulgate new rules requiring that the Company obtain its approvals for this Offering, it may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver.

Our opinions expressed above are subject to the following qualifications (where applicable) (the “Qualifications”):

(1)	Our opinions are limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above.

(2)	PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(3)	Our opinions are subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.

(4)	Our opinions are subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interests, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(5)	This opinion is issued based on our understanding of the explicit provisions under PRC Laws currently in effect. For matters not explicitly provided for under the PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities. There are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws and regulations, especially along with the involving, new promulgations and retroactive implement (as stipulated thereunder if any) of the PRC Laws, and there can be no assurance that any governmental agency will not take a view that is contrary to or otherwise different from our opinions stated herein in the future.

(6)	The term “enforceable” or “enforceability” as used in this opinion means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the courts. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company and the PRC governmental agencies.

(7)	We have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact or to prepare this opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of this opinion.

(8)	This opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently.

This opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

This opinion is given for the benefit of the addressee hereof in connection with this Offering. Without our express prior written consent, neither this opinion nor our opinions herein may be disclosed to or relied upon by any person other than the addressee, except where such disclosure is required to be made by applicable law or is requested by any court, regulatory or governmental authority, in each case on a non-reliance basis and with a prior written notice provided to us.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

_______________________________________

Merits & Tree Law Offices